EXHIBIT 99.1

Company Contacts:

Moriah Shilton

Investor Relations

408-952-4356

Judy Erkanat

Media Relations

408-952-4414

Tessera Initiates Search for New CFO

SAN JOSE, Calif. – Sept. 4, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced that it has launched a search for a new chief financial officer following the resignation of Charles A. Webster to pursue other interests, effective Sept. 19, 2008.

John Keating, senior vice president of Corporate Development, has been appointed interim CFO until a permanent replacement is named. He has 25 years of business development and finance experience in technology businesses. Since joining Tessera in 2003, Keating has played a key role in spearheading the company’s mergers and acquisitions, which have driven the company’s long-term growth strategy.

“Charlie played a key role as our CFO in developing our Finance organization to meet the challenges of our growing global presence,” said Henry R. “Hank” Nothhaft, president and chief executive officer, Tessera. “We wish him all the best in his new endeavors.”

Tessera has reached a new level of growth and integration, having diversified from packaging technology into imaging and optics solutions with the acquisition of four technology companies in four years. Since 1999, the company has grown from a single location in San Jose, Calif., to nine sites in six countries, and has increased its annual revenues from $5 million to more than $200 million.

About Tessera

Tessera Technologies, Inc. (Nasdaq:TSRA) provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera, the Tessera logo and the chevron logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.